TRADEMARK AND RESEARCH LICENSE AGREEMENT

THIS AGREEMENT is entered into the first day of May, 2008 by and between National Corn Growers Association, a not-for-profit organization organized under the laws of the state of Iowa, having a place of business at 632 Cepi Drive, Chesterfield, MO 63005, (“NCGA”), and National Renewable Energy Investment Fund, Inc., a Maryland corporation, having a place of business at 1415 28th Street, Suite 200, West Des Moines, IA 50266 (the “Fund”).

WHEREAS, NCGA is the sole and exclusive owner of the trademarks identified in Schedule A attached hereto (the “Trademarks”) and has the authority to grant the Fund the right, privilege and license to use the Trademarks; and

WHEREAS, the Fund desires to utilize the Trademarks in the ordinary course of its business; and

WHEREAS, NCGA desires to license to the Fund the non-exclusive right to use the Trademarks in connection with such efforts; and

WHEREAS, NCGA maintains proprietary market research about the American farm economy; and

WHEREAS, the Fund desires to obtain the use of the NCGA market research in the ordinary course of its business for the purpose of understanding current economic metrics affecting rural America and in determining trends in agriculture; and

WHEREAS, a continuing relationship with the NCGA, the premier US commodity producer organization, is important to the Fund’s business.

NOW THEREFORE, in consideration of the promises and agreements set forth herein, the parties, each intending to be legally bound hereby, do promise and agree as follows.

1. GRANT OF LICENSE

1.1 Subject to the terms and conditions of this Agreement, NCGA hereby grants to the Fund, for the Term of this Agreement, a non-exclusive license to use the Trademarks in the Territory in connection with the Fund’s activities as an investment company which elects to be treated as a business development company (the “Services”).

1.2 The term “Territory” shall mean The United States of America and such additional territories as mutually agreed upon in writing by the parties during the term of this Agreement.

1.3 The right and license granted to the Fund herein shall be non-exclusive and shall not be assignable or transferable, nor shall the Fund have the right to grant any sublicenses, except by the prior written consent of NCGA. NCGA shall continue to have the right to use the Trademarks and to license the use of same within the Territory.

1.4 This Agreement shall not be construed to grant the Fund any license or other right except as expressly noted in this Agreement.

2. ACCESS TO NCGA MARKET RESEARCH

2.1 Subject to the terms and conditions of this Agreement, NCGA hereby grants to the Fund access to the NCGA’s proprietary agribusiness market research (the “Research”).

2.2 The Fund agrees that it shall have the right to use the Research solely for purposes of the Fund’s internal evaluation of the farm economy. The Fund agrees not to reproduce or disseminate the Research in any fashion, and the Fund may not quote or refer to any of the Research to any third party (not including the Fund’s board, the Fund’s investment advisor and the officers, employees and agents of the Fund and its investment advisor) without the express written approval of NCGA. The Fund acknowledges that the entirety of NCGA’s market research and contacts as described in Section 3 constitute confidential information subject to the provisions of Section 10 herein.

3. ACCESS TO NCGA CONTACTS

3.1 To the extent deemed appropriate by NCGA, in its sole discretion, NCGA will provide the Fund with access to NCGA’s industry contacts and membership.

3.2 To the extent and at the time deemed appropriate by NCGA, in its sole discretion, NCGA will facilitate communication between the Fund and NCGA’s general membership or particular portions thereof.

3.3 NCGA will use commercially reasonable efforts to advise the Fund concerning appropriate contacts of the Fund with other commodities groups.

3.4 In order to facilitate NCGA’s quality control efforts with respect to the Fund’s utilization of the Trademarks and the Research and access to NCGA members and contacts, NCGA shall, during the Term of this Agreement, be entitled to have an observer present at all meetings of the Fund’s board of directors.

4. COMPENSATION

4.1 In consideration for the NCGA’s agreements under Sections 1, 2 and 3 of this Agreement, including the license granted hereunder, the Fund agrees to pay to the party designated by NCGA and identified in Schedule A hereto or as subsequently specified by NCGA in writing to the Fund (the “Royalty Payee”) a royalty with respect to the Initial Term of this Agreement and each Renewal Term equal to Eighty-Five Thousand Dollars ($85,000.00), (the “Royalty”).

4.2 The Royalty owed the Royalty Payee shall be payable no later than thirty (30) days after the end of the Initial Term or each Renewal Term, as applicable.

5. TRADEMARK USAGE AND QUALITY CONTROL

5.1 The Fund agrees to comply with any commercially reasonable requirements established by NCGA concerning the style, design, display and use of the Trademarks.

5.2 The Fund shall present a complete sample of any item representing a new, proposed use of any Trademark to NCGA for its review and express, written approval prior to any public use, distribution, or publication of same. No public use, distribution, or publication of any new use of a Trademark may be made by the Fund without the prior written approval of NCGA.

5.3 NCGA shall have the right to delegate its approval rights hereunder to another person or entity upon providing notice of such delegation to the Fund.

6. TERM AND TERMINATION

6.1 This Agreement and the provisions hereof, except as otherwise provided, shall be in full force and effect commencing on the date of execution by both parties and shall extend for an initial term of twelve (12) months following the Fund’s receipt of proceeds from the public offering of its shares (the “Initial Term”). Thereafter, this Agreement shall continue in effect for successive one-year terms (each, a “Renewal Term”) unless either party notifies the other in writing within thirty (30) days prior to the expiration of the Initial Term or Renewal Term then in effect, as applicable, of its intent not to renew this Agreement (the Initial Term and Renewal Terms collectively forming the “Term” of the Agreement).

6.2 Either party may terminate this Agreement upon thirty (30) days written notice to the other party in the event of a breach of any material provision of this Agreement by the other party, provided that, during the thirty (30) day period, the other party fails to cure such breach. Further, either party may, by written notice to the other party, immediately terminate this Agreement if the other party is or becomes insolvent, is a party to any voluntary bankruptcy or receivership proceeding, makes an assignment for a creditor, or there is any similar action that affects the affairs or property of the such party; such party is the subject of a petition for involuntary bankruptcy and such petition is not removed within ninety (90) days; or ceases to carry on business.

6.3 NCGA may terminate this Agreement upon sixty (60) days written notice to the Fund.

6.4 Upon the expiration or termination of this Agreement, all rights granted to the Fund under this Agreement shall forthwith terminate and revert to NCGA, and the Fund shall discontinue all use of the Trademarks in all Fund documents and materials produced after termination. Furthermore, the Fund will, at the direction of NCGA, either deliver to NCGA or destroy any remaining materials bearing the Trademarks which have not been distributed prior to termination.

6.5 In the event of termination, NCGA shall be entitled to its Royalty, payable pro rata for the portion of the Initial Term or Renewal Term, as applicable, that this Agreement was in effect, and payable within thirty (30) days after the effective date of termination.

7. INDEMNITY

7.1 NCGA assumes no liability to the Fund or to third parties, including investors and potential investors for the Fund, with respect to the performance characteristics of the Services rendered by the Fund under the Trademarks or of the Fund itself. The Fund hereby agrees to indemnify, defend, release, discharge, and to hold harmless NCGA, its managers, members, shareholders, owners, employees and agents, successors, assigns, heirs and estates from any and all claims, demands, or damages, losses, expenses or costs that the Fund or any of the Fund’s investors or potential investors may have or incur and to assume, on behalf of NCGA and at the sole cost and expense of the Fund, the entire defense (with counsel satisfactory to NCGA) of any legal proceeding which may be brought against NCGA relating to or arising from, directly or indirectly, or in any way related to the Fund’s use of the Trademarks or the operation of the Fund, including reasonable attorneys’ fees and costs.

7.2 The Fund’s duty and obligation to indemnify NCGA under this section shall survive the expiration or termination of this Agreement.

8. REPRESENTATIONS AND WARRANTIES

8.1 Each party represents and warrants that such party has the right to enter into this Agreement and to grant the rights granted in it, and that the execution and performance of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by the requisite action on the part of the party and do not violate or breach, and will not result in the termination, and do not require the modification, amendment, or renegotiation, of any agreement binding upon the party.

8.2 NCGA represents and warrants that it is the owner of the entire right, title, and interest in and to the Trademarks; that it has the right and power to grant the licenses granted herein; and that there are no other agreements with any other party in conflict with such grant.

9. OWNERSHIP OF PROPERTIES

The Fund does not and may not claim any right, title or interest in or to the Trademarks and acknowledges that all rights therein are and remain the property of NCGA. The Fund will not at any time do or cause to be done any act or thing contesting or in any way impairing or tending to impair any part of such right, title, and interest. The Fund acknowledges that use of the Trademarks shall inure to the benefit of NCGA. The Fund shall not at any time adopt or use, without NCGA’s prior written consent, any word or mark which is likely to be similar to or confusing with the Trademarks.

10. CONFIDENTIAL INFORMATION

Each party shall maintain in confidence any information received from the other party and identified as confidential or otherwise protected and shall neither publish, disseminate nor disclose such information to any third party, nor use such information except for the furtherance of the purposes of this Agreement, without the express written permission of such other party. The obligations of the first sentence of this paragraph shall not apply to any information which:

(1)	is now or hereafter comes into the public domain otherwise than by breach of this Agreement;

(2)	is already in the possession of the receiving party other than as a result of having received it from the disclosing party and as shown by written records;

(3)	is brought to the receiving party by a third party who does not require that it be maintained confidential by the receiving party;

(4)	by mutual agreement is released from confidential status; or

(5)	the receiving party is required by law to release, provided that the disclosing party is given advance written notice of such requirement by the receiving party so that the disclosing party may contest or limit such release.

11. JURISDICTION AND DISPUTES

This Agreement shall be governed in accordance with the laws of the State of Missouri. All disputes under this Agreement shall be resolved by the state or federal courts of the State of Missouri.

12. FORCE MAJEURE

Neither party shall be liable for any loss or delay resulting from any force majeure event, including acts of God, fire, natural disaster, terrorism, labor stoppage, war or military hostilities, or inability of carriers to make scheduled deliveries, and any payment date shall be extended to the extent of any delay resulting from any force majeure event.

13. MISCELLANEOUS

13.1 Headings: The subject headings of the paragraphs and subparagraphs of this Agreement are included for the purpose of convenience only, and shall not affect the construction or interpretation of any of its provisions.

13.2 Number and Gender: The use of any gender pronoun shall be deemed to include all other genders, and the use of any singular noun, pronoun, or verb shall be deemed to include the plural, and vice versa, whenever the context plainly requires.

13.3 Agreement Binding on Successors: The provisions of this Agreement shall be binding on and shall inure to the benefit of the parties hereto, and their heirs, administrators, successors and assigns.

13.4 Waiver: No waiver by either party of any default shall be deemed as a waiver of prior or subsequent default of the same or other provisions of this Agreement.

13.5 Severability: If any term, clause, or provision hereof is held invalid or unenforceable by a court of competent jurisdiction, such invalidity shall not affect the validity or operation of any other term, clause or provision and such invalid term, clause or provision shall be deemed to be severed from the Agreement.

13.6 Assignability: The license granted hereunder is personal to the Fund and shall not be transferred or assigned by any act of the Fund or by operation of law except with the prior written consent of NCGA.

13.7 No Remedies Exclusive: Unless expressly stated to be exclusive, no remedy conferred herein shall be deemed to be exclusive of any other remedy conferred herein or any other remedy now or hereafter available at law or equity. All remedies conferred herein, and all remedies now or hereafter available at law or equity, shall be deemed to be cumulative and not alternative, and may be enforced concurrently or successively. The exercise of (or failure to exercise) any one or more remedies shall not operate as a waiver of, or constitute a bar to, the exercise of any other remedies.

13.8 Interpretation: The parties agree that each party and its attorneys have reviewed and revised this Agreement and that the normal rule of construction, to the effect that any ambiguities are resolved against the drafting party, shall not be employed in the interpretation of this Agreement. The words “hereof,” “herein,” “hereunder,” and other words of similar import refer to this Agreement as a whole. All exhibits and schedules attached or to be attached hereto, and all other agreements and instruments referred to herein, are hereby incorporated by reference into this Agreement, as fully as if copied herein verbatim. The word “party” or “parties” means only those persons or entities who are signatories to this Agreement. The parties hereby agree the recitals contained at the beginning of this Agreement shall be substantive provisions of this Agreement.

13.9 Integration: This Agreement constitutes the entire understanding of the parties, and revokes and supersedes all prior agreements between the parties and is intended as a final expression of their Agreement. It shall not be modified or amended except in writing signed by the parties hereto and specifically referencing this Agreement. This Agreement shall take precedence over any other documents which may be in conflict with said Agreement.

13.10 Counterparts: Any number of counterparts of this Agreement may be executed by execution of separate signature pages by each of the respective parties. Each such counterpart thus executed shall be deemed to be an original instrument but all such counterparts together shall constitute but one agreement.

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have each caused this Agreement to be executed and delivered by a duly authorized representative, as of the date first set forth above.

NATIONAL CORN GROWERS ASSOCIATION

By:	/s/ Richard W. Glass, Ph.D.
Date:	June 9, 2008
Title:	Vice President, Research & Business Development

NATIONAL RENEWABLE ENERGY INVESTMENT FUND, INC.

By:	/s/ Scott Eltjes
Date:	June 6, 2008
Title:	President

Schedule A

I.	Trademarks

1)	NATIONAL CORN GROWERS ASSOCIATION

2)	NATIONAL CORN GROWERS ASSOCIATION and Design:

U.S. Registration No. 1,793,112

II.	Royalty Payee

For the purposes of payment of the Royalty specified in section 2 herein, NCGA hereby designates as the Royalty Payee and directs the Fund to make all Royalty payments to NCGA at the following address:

National Corn Growers Association
632 Cepi Drive
Chesterfield, MO 63005

NCGA expressly reserves the right to modify and amend the designation made herein during the Term of the Agreement and to designate other party(ies), including NCGA, as the Royalty Payee(s) in its sole discretion.